EXHIBIT 99.1

Company Contact Delaney Gembis Aware, Inc. 781-687-0300 marketing@aware.com	Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gateway-grp.com

Aware Reports First Quarter Financial Results

BURLINGTON, MASS. – April 29, 2026 – Aware, Inc. (NASDAQ: AWRE), a global leader in biometric identity and authentication solutions, today reported financial results for the first quarter ended March 31, 2026.

First Quarter 2026 and Financial Recent Operational Highlights

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Delivered strong performance in the DHS Remote Identity Validation Rally, Track 3, where Aware’s Intelligent Liveness demonstrated the ability to stop sophisticated attack vectors while maintaining a high-quality user experience.
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Revenue was $3.4 million, compared to $3.6 million in the first quarter of 2025.
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Operating expenses were $7.0 million, including approximately $0.7 million of one-time severance costs related to a workforce reduction aligned with our strategic transition from a product-focused model to a platform-driven company, compared to $5.5 million in the first quarter of 2025.

Management Commentary

“This quarter marked an important step in our transformation as we continued aligning the business around a unified biometric orchestration platform,” said CEO Ajay Amlani. “As part of this transition, we are taking deliberate actions to streamline our cost structure and operating model, ensuring we are focused on our highest-impact opportunities.

“We are moving toward a platform-first approach with the Awareness Platform at the center—designed to meet growing demand for biometric orchestration across both government and enterprise markets. With 98% of organizations we surveyed in a new report expressing interest in these capabilities, we are confident we are building toward a clear and expanding market need.

“We believe this shift positions Aware to operate more efficiently, execute with greater focus, and deliver more consistent, long-term value as we advance the platform and scale adoption over time.”

First Quarter 2026 Financial Results

Revenue was $3.4 million, compared to $3.6 million in the first quarter of 2025. The decline in revenue was primarily due to a decrease in perpetual license revenue compared to the prior-year first quarter and partially offset by an increase in subscription license revenue.

Operating expenses were $7.0 million, compared to $5.5 million in the first quarter of 2025. The year-over-year decrease was primarily driven by one-time severance costs related to our restructuring of $0.7 million and higher compensation costs related to hires we made in 2025.

As a result of efforts, we’ve taken to streamline our business, we expect to reduce operating expenses by $4.0 million on an annualized basis, as compared to the current quarter, starting in Q2 2026. We will continue to make adjustments to our operating expense as we continue to focus on our strategic goals.

Net loss totaled $3.5 million, or $(0.16) per diluted share, compared to net loss of $1.6 million, or $(0.08) per diluted share, in the first quarter of 2025.

Adjusted EBITDA loss totaled $3.2 million in the first quarter of 2026, compared to adjusted EBITDA loss of $1.5 million in the first quarter of 2025.

Webcast

Aware management will host a webcast today, April 29, 2026, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Wednesday, April 29, 2026

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware

Aware, Inc. (NASDAQ: AWRE) is a proven global leader in biometric identity and authentication solutions. Its Awareness Platform transforms biometric data into actionable intelligence, empowering organizations to verify identities and prevent fraud with speed, accuracy, and confidence. Designed for mission-critical enterprise environments, the platform delivers intelligent, scalable architecture, real-time insights, and reliable security—ensuring precise identification when every millisecond matters. Aware is headquartered in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) the changes we are implementing in our business to drive growth in our business may not be successful on the timeline we expect, or at all; ii) our operating results may fluctuate significantly and are difficult to predict; iii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iv) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; v) we derive a significant portion of our revenue from third party channel partners; vi) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vii) we face intense competition from other biometrics solution providers; viii) our business is subject to rapid technological change; ix) our software products may have errors, defects or bugs which could harm our business; x) our business may be adversely affected by our use of open source software; xi) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xii) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xiii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiv) our intellectual property is subject to limited protection; xv) we may be sued by third parties for alleged infringement of their proprietary rights; xvi) we must attract and retain key personnel; xvii) our business may be affected by government regulations, government cost cutting initiatives and adverse economic conditions; and xviii) we may make acquisitions that could adversely affect our results, and xix) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2025 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue:
Software licenses	$1,031	$1,316
Software maintenance	2,068	2,106
Services and other	287	186
Total revenue	3,386	3,608

Costs and expenses:
Cost of revenue	334	173
Research and development	3,223	1,922
Selling and marketing	1,824	1,663
General and administrative	1,655	1,702
Total costs and expenses	7,036	5,460
Operating loss	(3,650)	(1,852)
Interest income	200	261
Loss before provision for income taxes	(3,450)	(1,591)
Provision for income taxes	8	7
Net loss	$(3,458)	$(1,598)
Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain on available-for-sale securities	(62)	44
Comprehensive loss	$(3,520)	$(1,554)
Net loss per share – basic	$(0.16)	$(0.08)
Net loss per share – diluted	$(0.16)	$(0.08)
Weighted-average shares – basic	21,593	21,267
Weighted-average shares – diluted	21,593	21,267

Prior-period amounts have been reclassified to conform to the current period presentation.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$4,576	$7,269
Marketable securities	14,998	15,026
Accounts and unbilled receivables, net	3,418	4,358
Property and equipment, net	427	477
Goodwill and intangible assets, net	4,600	4,689
Right of use assets	3,556	3,642
All other assets, net	1,625	1,734

Total assets	$33,200	$37,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,847	$1,975
Deferred revenue	4,576	5,115
Operating lease liability	3,891	3,968
Total stockholders’ equity	22,886	26,137

Total liabilities and stockholders’ equity	$33,200	$37,195

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on a term arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss, the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three months ended March 31, 2026 and 2025 and our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three months ended March 31, 2026 and 2025.

AWARE, INC.

Reconciliation of GAAP Net loss to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended
	March 31,	March 31,
	2026	2025
Net loss	$(3,458)	$(1,598)
Depreciation and amortization	139	144
Stock based compensation	269	180
Interest income	(200)	(261)
Provision for income taxes	8	7
Adjusted EBITDA loss	$(3,242)	$(1,528)

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended
	March 31,	March 31,
	2026	2025
Recurring revenue:
Software subscriptions	$669	$531
Software maintenance	2,068	2,106
Services and other	148	47
Total recurring revenue	2,885	2,684

Non-recurring revenue:
Software licenses	362	785
Services and other	139	139
Total non-recurring revenue	501	924
Total revenue	$3,386	$3,608

Prior-period amounts have been reclassified to conform to the current period presentation.

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Aware is a registered trademark of Aware, Inc.